UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 31, 2007

HF FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-19972	46-0418532
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 South Main Avenue, Sioux Falls, SD		57104
(Address of principal executive office)		(ZIP Code)

(605)  333-7556

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  Other Events.

On May 31, 2007, certain executive officers, other officers and employees of HF Financial Corp. (the “Company”) each established separate stock sale plans with a brokerage firm.  Each such stock sale plan was adopted in accordance with the guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 (“Rule 10b5-1”) and the Company’s insider trading policies.  Rule 10b5-1 permits individuals who are not in possession of material nonpublic information to establish prearranged plans to buy or sell stock of the Company at a specified time or at a specific price in the future.

Throughout fiscal 2007 and 2008, long-term restricted stock grants that were made to certain executive officers, other officers and employees of the Company will vest.  These grants were made in fiscal 2004 and 2005 as part of the Company’s ongoing long-term incentive plans.  The individuals participating in the stock sale plans will sell shares in an approximate amount necessary to pay taxes due on the restricted stock grants at the time of vesting.  Each stock sale plan will terminate on February 28, 2008.  The following named executive officers, as determined by reference to the Company’s proxy statement for its 2006 annual meeting of stockholders, dated October 6, 2006, have elected to enter into stock sale plans under Rule 10b5-1 in connection with the vesting of their restricted stock grants:

•                  Curtis L. Hage, Chairman, President & CEO; and

•                  David A. Brown, Senior Vice President/Business Banking; and

•                  Natalie A. Solberg, Senior Vice President/Service & Support.

Transactions by the named executive officers and any other Section 16 reporting officers pursuant to their respective stock sale plans will be disclosed publicly in filings with the Securities and Exchange Commission.

In aggregate, a total of approximately 5,111 shares of the Company’s common stock will be sold pursuant to the stock sales plans entered into on May 31, 2007 by the Company’s executive officers, other officers and employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HF Financial Corp.
(Registrant)

Date:	June 6, 2007	by	/s/ Curtis L. Hage
Curtis L. Hage, Chairman, President
And Chief Executive Officer
(Duly Authorized Officer)

Date:	June 6, 2007	by	/s/ Darrel L. Posegate
Darrel L. Posegate, Executive Vice President,
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)